Registration No. [________]

As filed with the Securities and Exchange Commission on December 13, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Digital Power Corporation

(Exact name of registrant as specified in its charter)

California	94-1721931
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

48430 Lakeview Blvd, Fremont, CA 94538-6532

(Address of Principal Executive Offices) (Zip Code)

2012 Stock Option Plan, as Amended

(Full title of the plan)

Amos Kohn

Chief Executive Officer

Digital Power Corporation

48430 Lakeview Blvd.

Fremont, CA 94538-3158

(Name and address of agent for service)

510-657-2635

(Telephone number, including area code, of agent for service)

Copy of Communications to:
Perry Wildes, Adv.

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

One Azrieli Center, Round Building

Tel Aviv 67021, Israel

Phone: +972-3-607-4444

Fax: +972-3- 607-4422

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated file ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	40,000	$0.68 (2)	$27,200.00
	1,332,630	$0.63 (3)	$839,556.90
	1,372,630		$866,756.90	$111.64

(1)      Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that becomes issuable under the 2012 Stock Option Plan, as Amended, by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)      Represents shares of Common Stock issuable upon exercise of outstanding options with fixed exercise prices under the 2012 Stock Option Plan, as amended. Estimated solely for purposes of calculating the filing fee pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(3)      Represents shares of Common Stock issuable upon the exercise of options which may hereafter be granted under the 2012 Stock Option Plan, as Amended. Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant“s Common Stock on the NYSE MKT on December 11, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.      Plan Information.*

Item 2.      Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by Digital Power Corporation, a company organized under the laws of California (the “Company” or the “Registrant”), are incorporated herein by reference and made a part hereof:

(1) Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the document referred to in (a) above; and

(3) The Description of Securities in Item 1 of the Registration Statement on Form 8-A for registration of the Registrant's common stock pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents or reports subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Any documents or information “furnished” and not “filed” in accordance with the Commission rules shall not be deemed incorporated in this registration statement.

Item 4. Description of Securities.

The Registrant's Common Stock to be offered under this registration statement is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 204 and 317 of the California Corporations Code (the "Corporations Code") permit indemnification of directors, officers, employees, and other agents of corporations under certain conditions subject to certain limitations. Article IV of the Registrant's Amended and Restated Articles of Incorporation (the "Articles") provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under California Law. Article V of the Registrant's Articles states that the Registrant may provide indemnification of its agents, including its officers and directors, for breach of duty to the Registrant and its stockholders in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code. Article VI of the Bylaws provides that the Registrant shall, to the maximum extent and in the manner permitted in the Corporations Code, indemnify each of its agents, including its officers and directors, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the Registrant.

Pursuant to Section 317 of the Corporations Code, the Registrant is empowered to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Registrant to procure a judgment in its favor) by reason of the fact that such person is or was an officer, director, employee, or other agent of the Registrant or its subsidiaries, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Registrant and, in the case of a criminal proceeding, has no reasonable cause to believe the conduct of such person was unlawful. In addition, the Registrant may indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was an officer, director, employee, or other agent of the Registrant or its subsidiaries, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person believed to be in the best interest of the Registrant and its shareholders. The Registrant may advance expenses incurred in defending any proceeding prior to final disposition upon receipt of an undertaking by the agent to repay that amount if it shall be determined that the agent is not entitled to indemnification as authorized by Section 317. In addition, the Registrant is permitted to indemnify its agents in excess of Section 317.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1

Amended and Restated Articles of Incorporation of Digital Power Corporation (previously filed with the Commission on October 16, 1996 as an exhibit to the Company’s Registration Statement on Form SB-2)

4.2	Certificate of Amendment of Articles of Incorporation (previously filed with the Commission on December 9, 2013 as an exhibit to the Company’s Form 8-K)

4.3	Bylaws of Digital Power Corporation (previously filed with the Commission on October 16, 1996 as an exhibit to the Company’s Registration Statement on Form SB-2)

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (contained in Exhibit 5.1)

23.2	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global

24.1	Power of Attorney (included on signature page)

99.1	2012 Stock Option Plan, as Amended (previously filed with the Commission on June 28, 2013 as Exhibit A to the Company's Definitive Proxy Statement on Schedule 14A)

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California on the 13th day of December, 2013.

DIGITAL POWER CORPORATION

/s/ Amos Kohn
By: Amos Kohn
Title: President & Chief Executive Officer (principal executive officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Amos Kohn his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all future amendments (including post-effective amendments) to the registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 13th day of December, 2013.

Signature	Title

/s/ Amos Kohn	President and Chief Executive Officer (principal executive officer and director)
Amos Kohn

/s/ William J. Hultzman	VP of Finance (principal financial officer and principal accounting officer)
William J. Hultzman

/s/ Ben-Zion Diamant	Chairman of the Board
Ben-Zion Diamant

/s/ Robert O. Smith	Director
Robert O. Smith

/s/ Haim Yatim	Director
Haim Yatim

/s/ Aaron Ben-Ze’ev	Director
Aaron Ben-Ze'ev